FORM 15

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                     FORM 15


   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

 ...............................................Commission File Number: 333-05271


                   CHASE COMMERCIAL MORTGAGE SECURITIES CORP.
             (Exact name of registrant as specified in its charter)


                               380 Madison Avenue
                          New York, New York 10017-2951
                                 (212) 622-3510
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)


    Commercial Mortgage Pass-Through Certificates, Series 1996-1, Class A-1, Class A-2, Class P, Class X, Class B, Class C, Class D and Class E Certificates

          Commercial Mortgage Pass-Through Certificates, Series 1996-2, Class A-1, Class A-2, Class X, Class B, Class C, Class D, and Class E
     Certificates (Titles of each class of Securities covered by this Form)


                                      None
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains):

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)      [ ]              Rule 12h-3(b)(1)(ii)       [ ]
Rule 12g-4(a)(1)(ii)     [ ]              Rule 12h-3(b)(2)(i)        [ ]
Rule 12g-4(a)(2)(i)      [ ]              Rule 12h-3(b)(2)(ii)       [ ]
Rule 12g-4(a)(2)(ii)     [ ]              Rule 15d-6                 [ ]
Rule 12h-3(b)(1)(i)      [X]

Approximate  number of holders of record as of the certification or notice date:
                                                               Series 1996-1: 35
                                                               Series 1996-2: 46



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         Pursuant to the  requirements  of the Securities  Exchange Act of 1934,
Chase Commercial Mortgage Securities Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


         DATE: January 29, 1997                   BY: /s/ Jacqueline R. Slater
                                                      Name: Jacqueline R. Slater
                                                      Title: President